Exhibit 5.1

October 6, 2005

TGC Industries, Inc.

1304 Summit, Suite 2

Plano, TX 75074

Re:                               Registration Statement on Form SB-2 of 6,325,000 Shares of Common Stock of TGC Industries, Inc.

Ladies and Gentlemen:

We have acted as counsel to TGC Industries, Inc., a Texas corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form SB-2 (Registration No. 333-128018) including Post-Effective Amendment No. 1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof.  The Registration Statement relates to the public offering by the Company of up to an aggregate of 6,325,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), which includes 825,000 shares of Common Stock issuable upon exercise of the underwriters’ over-allotment option.  This opinion replaces the legal opinion issued by us on September 20, 2005 as Exhibit 5.1 to the Registration statement, amended by Amendment No. 1.  The September 20, 2005 opinion is now null and void and replaced by this opinion.

In rendering the opinion set forth herein, we have reviewed the Registration Statement, including the prospectus contained therein (the “Prospectus”), the Articles of Incorporation of the Company, as amended to date, and the Bylaws of the Company, as amended to date.  In addition, we have examined originals or photostatic or certified copies of certain of the records and documents of the Company, copies of public documents, certificates of officers of the Company, and such other agreements, instruments and documents as we have deemed necessary in connection with the opinion hereinafter expressed.  As to the various questions of fact material to the opinion expressed below, we have relied solely upon certificates or comparable documents of officers and representatives of the Company without independent check or verification of their accuracy.

In making such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

Based on our examination described above, subject to the assumptions and limitations stated herein, and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares have been duly authorized and, once issued for the consideration set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein is limited to the federal laws of the United States of America, and, to the extent relevant to the opinions expressed herein, the Texas Business Corporation Act (the “TBCA”) and applicable provisions of the Texas Constitution, in each case as currently in effect, and judicial decisions reported as of the date hereof and interpreting the TBCA and such provisions of the Texas Constitution.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  We further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.  In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

Haynes and Boone, LLP